Exhibit 12.01

GLENBOROUGH REALTY TRUST INCORPORATED

Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges and Preferred Dividends

For the five years ended December 31, 2004 and the three and nine months ended September 30, 2005 (in thousands)

	Year Ended December 31,									Three Months Ended September 30,	Nine Months Ended September 30,
	2000 (8)		2001 (8)	2002 (8)		2003 (8)		2004 (8)		2005	2005
EARNINGS, AS DEFINED

Net Income (1)	$35,959		$43,343	$21,274		$31,069		$28,222		$28,623	$5,600
Gain on Sales of Real Estate Assets	(20,482)		(884)	(6,704)		(14,204)		(14,427)		(27,617)	(54,246)
Minority Interest	3,345		2,684	155		1,262		672		2,240	(475)
Interest Expense (2)	63,519		38,116	39,311		37,991		36,601		11,084	30,030

	$82,341		$83,259	$54,036		$56,118		$51,068		$14,330	$(19,091)

FIXED CHARGES AND PREFERRED DIVIDENDS, AS DEFINED

Interest Expense (2)	$63,519		$38,116	$39,311		$37,991		$36,601		$11,084	$30,030
Capitalized Interest	3,777		4,573	3,939		3,119		3,572		1,192	3,387

Fixed Charges	67,296		42,689	43,250		41,110		40,173		12,276	33,417
Preferred Dividends	20,116		19,564	19,564		19,423		15,345		1,812	6,031

Fixed Charges and Preferred Dividends	$87,412		$62,253	$62,814		$60,533		$55,518		$14,088	$39,448

RATIO OF EARNINGS TO FIXED CHARGES (1)	1.22		1.95	1.25		1.37		1.27		1.17	— (7)

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS (1)	—	(3)	1.34	—	(4)	—	(5)	—	(6)	1.02	— (7)

(1)	Includes depreciation and amortization expense as a deduction.
(2)	Includes interest expense from discontinued operations.
(3)	For the year ended December 31, 2000, earnings were insufficient to cover fixed charges and preferred dividends by $5,071.
(4)	For the year ended December 31, 2002, earnings were insufficient to cover fixed charges and preferred dividends by $8,778.
(5)	For the year ended December 31, 2003, earnings were insufficient to cover fixed charges and preferred dividends by $4,415.
(6)	For the year ended December 31, 2004, earnings were insufficient to cover fixed charges and preferred dividends by $4,450.
(7)	For the nine months ended September 30, 2005, earnings were insufficient to cover fixed charges by $52,508 and fixed charges and preferred dividends by $58,539.
(8)	As restated, see Note 2 to the consolidated financial statements.